Exhibit 10.6

ALIGN TECHNOLOGY, INC.
2005 INCENTIVE PLAN
(amended May 16, 2016)

RESTRICTED STOCK UNIT AGREEMENT
1.    Grant. The Company hereby grants to Participant under the Align Technology, Inc. 2005 Incentive Plan (the “Plan”) an Award of Restricted Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement, including any country-specific terms and conditions contained in an appendix hereto (collectively, the “Agreement”) and the Plan. Capitalized terms not specifically defined herein shall have the same meanings ascribed to them in the Plan.
2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4 below, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Vesting Schedule. Subject to Section 4 below, the Restricted Stock Units awarded under this Agreement will vest according to the vesting schedule set forth on the attached Notice of Grant, subject to Participant continuing to be a Service Provider through each such date.
4.    Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, if Participant ceases to be a Service Provider for any reason (as further described in Section 10(j) below), the then-unvested Restricted Stock Units awarded under this Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
5.    Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to Participant (or in the event of Participant’s death, as set forth in Section 6 below) in whole Shares, subject to Participant satisfying any applicable Tax-Related Items as set forth in Section 7. Subject to the provisions of Section 9, the vested Restricted Stock Units shall be paid as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Agreement.
6.    Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made pursuant to applicable laws of descent and distribution in Participant’s country. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.    Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Unit, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Unit to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any applicable withholding obligations for Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or
(b)withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or
(c)withholding in Shares to be issued upon settlement of the Restricted Stock Units.
Notwithstanding the above, in the event that Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold Shares to be issued upon vesting of the Restricted Stock Units, unless otherwise determined by the Administrator, or in the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse tax consequences.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items. If Participant does not accept the terms of this Agreement including this Section 7, then at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Section 3, Participant will permanently forfeit such Restricted Stock Units to the Company at no cost to the Company and Participant will have no rights whatsoever to receive any Shares hereunder.
8.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until certificates or other evidence of ownership representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.
9.    Section 409A. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (a) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (b) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
10.    Nature of Grant. In accepting the grant, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Restricted Stock Unit or other grants, if any, will be at the sole discretion of the Company;
(d)the Restricted Stock Unit grant and Participant’s participation in the Plan shall not create a right to employment or service, or be interpreted as forming or amending an employment or service contract with the Company, the Employer, or any Affiliate and shall not interfere with the ability of the Company, the Employer, or any Affiliate to terminate Participant’s employment or status as a Service Provider (if any);
(e)Participant is voluntarily participating in the Plan;
(f)the Restricted Stock Units and the Shares subject to the Restricted Stock Units and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the Restricted Stock Units and the Shares subject to the Restricted Stock Units and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including, without limitation, the calculating of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or any other similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Affiliate;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and in consideration of the grant of the Restricted Stock Units, Participant agrees not to institute any claim against the Company, any of its Affiliates, or the Employer;
(k)for purposes of this Agreement, Participant’s relationship as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Unit grant (including whether Participant may still be considered to be providing services while on an approved leave of absence);
(l)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
11.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
12.    Data Privacy.
(a)Data Collection and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, specifically, Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent. In addition to the above-identified recipients and where required under applicable law, Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The legal basis, where required, for such disclosure is compliance with applicable law.
(b)Stock Plan Administration Service Providers. The Company and the Employer transfer Data to ETRADE, the designated broker assisting in the implementation, administration and management of the Plan. Upon transfer of Participant’s Data to ETRADE, Participant may be asked to agree to separate terms and data processing practices with ETRADE with such agreement being a condition of the ability to participate in the Plan.
(c)Other Service Provider Data Recipients. The Company also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s legal counsel as well as its auditor/accountant/third party vendor (currently PwC). Wherever possible, the Company will anonymize data, but Participant understands that his or her Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
(d)International Data Transfers. The Company, ETRADE and its other service providers described above under (c) are located in the United States. The United States may have different data privacy laws and protections than Participant’s country of residence (or country of employment, if different). The Company’s legal basis, where required, for the transfer of Data is Participant’s consent.
(e)Data Retention. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems.
(f)Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Data that the Company possesses, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (vi) lodge complaints with the competent supervisory authorities in Participant’s jurisdiction. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact his or her local human resources representative.
(g)Voluntariness and Consequences of Consent, Denial or Withdrawal. Participation in the Plan is voluntary and Participant understands that Participant is providing the consent herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact his or her human resources representative.
(h)Declaration of Consent. Participant hereby explicitly and unambiguously consents to the collection, processing and use, in electronic or other form, of Participant’s Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
13.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator at Align Technology, Inc., 2560 Orchard Parkway, San Jose, CA 95131, U.S.A., or at such other address as the Company may hereafter designate in writing.
14.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this Award and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
15.    Binding Agreement. Subject to the limitation on the transferability of this Award contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Shares; Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares. Further, Participant agrees that the Company shall have the unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.
17.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
18.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
20.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
21.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, in whole or in part, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
22.    Governing Law and Venue. The grant of the Restricted Stock Units and this Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.
23.    Language. Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
24.    Appendix. Notwithstanding any provisions in this Agreement, the Restricted Stock Unit grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
25.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
26.    Insider Trading/Market Abuse Laws. Participant acknowledges that, depending on Participant’s country of residence, the broker’s country, or the country in which the Shares are listed, he or she may be subject to insider trading and/or market abuse laws in applicable jurisdictions, which may affect Participant's ability to, directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, or rights to Shares (e.g., Restricted Stock Units), or rights linked to the value of Shares, during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdiction or Participant's country).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to be informed of and compliant with any such laws, and Participant should speak to his or her personal advisor on this matter.
27.    Exchange Control Tax and Foreign Asset/Account Reporting Requirements. Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage, bank account or legal entity outside Participant’s country. Participant may be required to report such accounts, balances, assets and/or the related transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility to be compliant with such regulations, and Participant should consult his or her personal legal advisor for any details.
28.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.
By clicking on the “I accept” button, Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of this Agreement. Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Participant further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Restricted Stock Units.
APPENDIX
Align Technology, Inc.
2005 Incentive Plan
Restricted Stock Unit Agreement
This Appendix to the Restricted Stock Unit Agreement (the “Agreement”) includes additional terms and conditions that govern the grant of Restricted Stock Units in Participant’s country. Capitalized terms not explicitly defined in this Appendix have the definitions ascribed to them in the Align Technology, Inc. 2005 Incentive Plan (the “Plan”) and/or the Agreement.
This Appendix also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at vesting of the Restricted Stock Units or the subsequent sale of the Shares or the receipt of any dividends or dividend equivalents.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment to another country after the Restricted Stock Units are granted, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant.

AUSTRALIA

Terms and Conditions

Australian Offer Document. The grant of the Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order 14/1000. Additional details are set forth in the Offer Document for the Offer of Restricted Stock Units to Australian Resident Employees, the Plan and the Agreement. By accepting the Restricted Stock Unit grant, Participant acknowledges and confirms that he or she has received these documents.

Notifications

Securities Law Information. If Participant acquires Shares under the Plan and Participant offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice as to Participant’s disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for Participant. If there is no Australian bank involved in the transfer, Participant must file the report himself or herself.

Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

AUSTRIA

Notifications

Exchange Control Information. If Participant holds securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside Austria, Participant will be required to file a report with the Austrian National Bank if certain thresholds are exceeded. Specifically, if Participant holds securities outside Austria, reporting requirements will apply if the value of such securities meets or exceeds (i) EUR 30,000,000 as of the end of any calendar quarter, or (ii) EUR 5,000,000 as of December 31. Further, if Participant holds cash in accounts outside Austria, monthly reporting requirements will apply if the aggregate transaction volume of such cash accounts meets or exceeds EUR 10,000,000.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. If Participant is a Belgian resident, Participant is required to report any bank accounts opened and maintained outside of Belgium (e.g., brokerage accounts opened in connection with the Plan) on his or her annual tax return. In a separate report, Participant is required to provide the National Bank of Belgium with certain details regarding such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. Participant should consult with his or her personal tax advisor to determine his or her personal reporting obligations.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Restricted Stock Units, Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Stock Units, the receipt of any dividends and the sale of any Shares acquired under the Plan.

Labor Law Acknowledgment. Participant agrees, for all legal purposes, (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to Participant’s employment; (ii) the Agreement and the Plan are not a part of the terms and conditions of Participant’s employment; and (iii) the income from the Shares associated with the Restricted Stock Units, if any, is not part of Participant’s remuneration from employment.

Notifications

Exchange Control Information. Employees resident or domiciled in Brazil are required to submit a declaration of assets and rights held outside of Brazil to the Central Bank on an annual basis if the value of such assets or rights exceeds USD 100,000. If such amount exceeds USD 100,000,000, the declaration must be submitted quarterly. The assets and rights that must be reported include cash and Shares acquired under the Plan.

CANADA

Terms and Conditions

Award Payable Only in Shares. The grant of the Restricted Stock Units does not provide any right for Participant to receive a cash payment, and settlement of the Restricted Stock Units is payable only in Shares.

Termination of Service Relationship. The following replaces Section 10(k) of the Agreement:

For purposes of the Agreement and except as expressly required by applicable legislation, Participant’s relationship as a Service Provider will be considered terminated as of the date that is the earlier of: (1) the date Participant's service is terminated, (2) the date Participant receives notice of termination of service from the Employer, or (3) the date Participant ceases to actively provide services; regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law). The Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Unit grant (including whether Participant may still be considered to be providing services while on an approved leave of absence);

The following provisions will apply to Participants who are residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée: Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements Section 12 of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Employer, the Company, and any other Affiliate to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Employer, Company, and any other Affiliate to record such information and to keep such information in Participant’s employee file.

Notifications

Securities Law Notification. Canadian residents are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Shares acquired under the Plan takes place outside of Canada through the Nasdaq stock exchange on which the Shares are listed.

Foreign Asset/Account Reporting Information. Canadian taxpayers are required to report any foreign assets (including Shares acquired under the Plan and, likely, unvested RSUs) with a cost exceeding CAD 100,000 on Form T1135 (Foreign Income Verification Statement) on an annual basis. For Shares acquired under the Plan, cost generally is the adjusted cost basis (“ACB”), which would ordinarily be equal the fair market value of the Shares at the time of acquisition. If, however, a Canadian taxpayer owns other shares in the Company, the ACB of the Shares acquired under the Plan will need to be leveraged with the ACB of the other Shares. The statement is due at the same time as the taxpayer’s annual tax return. Taxpayers are advised to check with their personal advisor regarding the reporting obligations.

CHINA

Terms and Conditions

The following terms and conditions will apply to Participants who are subject to exchange control restrictions and regulations in the People’s Republic of China (the “PRC”), including requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Termination of Service Relationship. Due to exchange control laws in the PRC, Participant agrees that the Company reserves the right to require the sale of any Shares acquired at vesting of the Restricted Stock Units upon the termination of Participant’s relationship as a Service Provider for any reason. If the Company, in its discretion, does not exercise its right to require the automatic sale of Shares issuable upon vesting of the Restricted Stock Units, as described in the preceding sentence, Participant understands and agrees that any Shares acquired by Participant under the Plan must be sold no later than three (3) months after termination of Participant’s relationship as a Service Provider, or within any other such time frame as permitted by the Company or required for legal or administrative reasons. Participant understands that any Shares acquired under the Plan that have not been sold within three (3) months of termination of Participant’s relationship as a Service Provider will be automatically sold by a designated broker at the Company’s discretion, pursuant to this authorization by Participant.

Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf, pursuant to this authorization) and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. Participant also agrees to sign any agreements, forms, and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that Participant shall not be permitted to exercise any influence over how, when or whether the sales occur. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between vesting and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to Participant may be more or less than the market value of the Shares upon vesting (which is the amount relevant to determining Participant’s liability for Tax-Related Items). Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and the Company assumes no liability for any fluctuations in the Share price and/or any applicable exchange rate.

Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any Tax-Related Items, brokerage fees and commissions) to Participant in accordance with the applicable exchange control laws and regulations including but not limited to the restrictions set forth in this Appendix for China below under “Exchange Control Restrictions.”

Exchange Control Restrictions. Participant understands and agrees that, pursuant to local exchange control requirements, Participant will be required to immediately repatriate any cash payments or proceeds obtained with respect to participation in the Plan to the PRC. Participant further understands that such repatriation of any cash payments or proceeds may need to be effectuated through a special exchange control account established by the Company or any Affiliate, and Participant hereby consents and agrees that any payment or proceeds may be transferred to such special account prior to being delivered to Participant. Any payment or proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the payments or proceeds are paid to Participant in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in the PRC (if Participant does not already have one) so that the payments or proceeds may be deposited into this account. If the payments or proceeds are paid to Participant in local currency, the Company is under no obligation to secure any particular currency exchange rate and the Company may face delays in converting the payments or proceeds to local currency due to exchange control restrictions. Participant agrees to bear any currency exchange rate fluctuation risk between the time the cash proceeds are received and the time the cash proceeds are distributed to Participant through the special account described above. Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC
Notifications

Exchange Control Information. PRC residents may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.

COSTA RICA

There are no country-specific provisions.

CROATIA

Notifications

Foreign Asset/Account Reporting Information. Croatian residents may need to report foreign investments (including Shares acquired under the Plan) to the Croatian National Bank for statistical purposes. Prior approval from the Croatian National Bank for bank accounts opened abroad no longer is required. However, because exchange control regulations may change without notice, Participant should consult with his or her legal advisor to ensure compliance with current regulations. It is Participant’s responsibility to comply with Croatian exchange control laws.

CZECH REPUBLIC

Notifications

Exchange Control Information. The Czech National Bank (“CNB”) may require Participant to fulfill certain notification duties in relation to the acquisition of Shares and the opening and maintenance of a foreign account. In addition, Participant may need to report the following in the absence of a request from the CNB: foreign direct investments (i.e., participation of 10% or more on the capital of a foreign entity) with a value of CZK 2,500,000 or more in the aggregate or other foreign financial assets with a value of CZK 200,000,000 or more. Because exchange control regulations change frequently and without notice, Participant should consult with his or her personal legal advisor prior to the vesting of the Restricted Stock Units and the sale of Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with any applicable Czech exchange control laws.

FRANCE

Terms and Conditions

Consent to Receive Information in English. By accepting the grant of the Restricted Stock Units, Participant confirms having read and understood the Plan and the Agreement, which were provided in English language. Participant accepts the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Participant accepte les dispositions de ces documents en connaissance de cause.

Notifications

Tax Information. The Restricted Stock Units are not intended to be French tax-qualified Awards.

Foreign Asset/Account Reporting Information. If Participant retains Shares acquired under the Plan outside of France or maintains a foreign bank account (whether open, current or closed), Participant is required to report such to the French tax authorities when filing his or her annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of any dividends), the report must be made by the 5th day of the month following the month in which the payment was received. The report must be filed electronically. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant is responsible for satisfying the reporting obligation.

Foreign Asset/Account Reporting Information. German residents holding Shares exceeding 1% of the Company’s total Shares, may be required to notify their local tax office of the acquisition of Shares if the acquisition costs for all Shares held exceeds €150,000 or if the resident holds 10% or more in the Company’s total Shares.

HONG KONG

Terms and Conditions

Restricted Stock Units Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of Restricted Stock Units does not provide any right for Participant to receive a cash payment, and the Restricted Stock Units are payable in Shares only.

Sale of Shares. By accepting the Restricted Stock Units, Participant agrees that in the event that the Restricted Stock Units vest and Shares are issued to Participant within six months of the date of grant, Participant agrees that Participant will not dispose of any Shares acquired prior to the six-month anniversary of the date of grant.

Notifications

Securities Law Information. Warning: The grant of Restricted Stock Units under the terms of the Agreement and the Plan have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the right to acquire Shares at vesting of the Restricted Stock Units, or otherwise, under the Plan. The Restricted Stock Units and any Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to selected Employees, Directors and Consultants of the Company or its Affiliates. The Agreement, including this Appendix, the Plan and other grant documents have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

INDIA

Notifications

Exchange Control Information. Indian residents are required to repatriate to India all proceeds received from the sale of Shares within 90 days of receipt and any dividends or dividend equivalent payments within 180 days of receipt, or within such other period of time as may be required under applicable regulations, as may be amended from time to time. Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Participant is required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in Participant’s annual tax return. Participant is responsible for complying with this reporting obligation and should confer with his or her personal tax advisor in this regard.

ISRAEL

Terms and Conditions

Trust Arrangement. Participant understands and agrees that the Restricted Stock Units awarded under the Agreement are awarded subject to and in accordance with the terms and conditions of the Plan, the Sub-Plan for Israeli Taxpayers - Align Technology, Inc. 2005 Stock Incentive Plan, as amended in May 2013 (the “Sub-Plan”), the Trust Agreement (the “Trust Agreement”), between the Company and the Company’s trustee appointed by the Company or its Affiliate (as such term is defined in the Israeli Sub-Plan) in Israel, ESOP Management & Trust Services. Ltd. (the “Trustee”) and the Agreement, or any successor trustee. In the event of any inconsistencies between the Sub-Plan, the Agreement and/or the Plan, the Sub-Plan will govern.

Nature of Grant. The following provisions supplement Section 10 of the Agreement:

The Restricted Stock Units are intended to qualify for favorable tax treatment in Israel as a “102 Capital Gains Track Grant” (as defined in the Sub-Plan) subject to the terms and conditions of Section 102(b)(2) of the Income Tax Ordinance (New Version) – 1961 (“Section 102”) and the rules promulgated thereunder. Notwithstanding the foregoing, by accepting the Restricted Stock Units, Participant acknowledges that the Company cannot guarantee or represent that the favorable tax treatment under the 102 Capital Gains Track will apply to the Restricted Stock Units.

By accepting the Restricted Stock Units, Participant: (a) acknowledges receipt of and represents that Participant has read and is familiar with the terms and provisions of Section 102, the Plan, the Sub-Plan, and the Agreement; (b) accepts the Restricted Stock Units subject to all of the terms and conditions of the Agreement, the Plan, the Sub-Plan and Section 102 and the rules promulgated thereunder; and (c) agrees that the Restricted Stock Units and/or any Shares issued in connection therewith, will be registered for the benefit of Participant in the name of the Trustee as required to qualify under Section 102.

Participant hereby undertakes to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation to the Plan, or any Restricted Stock Unit or Share granted thereunder. Participant agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with Section 102 and the Income Tax Ordinance (New Version) – 1961 (“ITO”).

Payment after Vesting.

Notwithstanding Section 5 of the Agreement, if the vesting of the Restricted Stock Units occurs during the “Required Holding Period” (as defined in the Sub-Plan), the Shares issued upon the vesting of the Restricted Stock Unit shall be issued to and deposited with the Trustee for the benefit of Participant and shall be held in trust for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release the Restricted Stock Units and any Shares issued with respect thereto under the terms set forth in the Sub-Plan, and in accordance with the terms and conditions of the 102 Capital Gains Track, the ITO and any approval by the Israeli Tax Authority (“ITA”).

In the event that such vesting occurs after the end of the Required Holding Period, the Shares issued upon the vesting of the Restricted Stock Units shall either (i) be issued to and deposited with the Trustee, or (ii) be transferred to Participant directly, provided that Participant first complies with his or her obligations for Tax-Related Items.

In the event that Participant elects to have the Shares transferred to Participant without selling such Shares, Participant shall become liable to pay Tax-Related Items immediately in accordance with the provisions of the ITO.

Responsibility for Taxes. Section 6 of the Sub-Plan supplements Section 7 of the Agreement.

Data Privacy. The following provision supplements Section 12 of the Agreement:

Without derogating from the scope of Section 12 of the Agreement, Participant hereby explicitly consents to the transfer of Data between the Company, the Trustee, and/or a designated Plan broker, including any requisite transfer of such Data outside of Participant’s country and further transfers thereafter as may be required to a broker or other third party.

Electronic Delivery and Acceptance. The following provision supplements Section 19 of the Agreement.

To the extent required pursuant to Israeli tax law and/or by the Trustee, Participant consents and agrees to deliver hard-copy written notices and/or actual copies of any notices or confirmations provided by Participant related to his or her participation in the Plan.

Written Acceptance. If Participant resides in Israel and has not already executed a Confirmation Letter – Trustee 102 Awards in connection with grants made under the Plan, Participant must print, sign & deliver the signed copy of the Confirmation Letter – Trustee 102 Awards within 60 days to: Marta Woods, Align Technology, Inc. 2820 Orchard Parkway, San Jose, CA. 95134 If the Company does not receive the signed Confirmation Letter – Trustee 102 Awards within 60 days, the Restricted Stock Units may not qualify for preferential tax treatment.

Notifications

Securities Law Information. The Restricted Stock Units are offered in accordance with an exemption from the requirement to publish a prospectus which the Company received from the Israel Securities Authority on June 30, 2011, under Section 15D of the Israeli Securities Law, 1968.

The Shares available under the Plan are registered in the U.S. pursuant to the Form S-8 registration statements which were filed with the U.S. Securities and Exchange Commission on June 7, 2005, May 25, 2006, May 29, 2007, August 5, 2009, August 5, 2010, August 8, 2011, July 24, 2012, August 2, 2013 and November 8, 2016.

Participant may obtain a copy of the Plan and the Form S-8s, including the documents referenced therein, from the Company’s intranet site located at:
http://aligncentral/Departments/Legal/Lists/Equity%20Plan%20Information/AllItems.aspx.

These documents are also available at Participant’s local office.

ITALY

Terms and Conditions

Plan Document Acknowledgment. In accepting the Restricted Stock Units, Participant acknowledges that Participant has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. Participant further acknowledges that Participant has read and specifically and expressly approves the following sections of the Agreement: Section 3: Vesting Schedule, Section 4: Forfeiture upon Termination of Status as a Service Provider, Section 5: Payment after Vesting, Section 6: Payments after Death, Section 7: Responsibility for Taxes, Section 10: Nature of Grant, Section 11: No Advice regarding Grant; Section 16: Additional Conditions to Issuance of Shares; Compliance with Law and the Authorization to Release and Transfer Necessary Personal Information above.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. Participant will be required to report details of any assets held outside of Japan as of December 31 (including any Shares acquired under the Plan) to the extent such assets have a total net fair market value exceeding JPY 50,000,000. Such report will be due by March 15th each year. Participant should consult with his or her personal tax advisor as to whether the reporting obligation applies to Participant and whether Participant will be required to report details of any outstanding Restricted Stock Units or Shares held by Participant in the report.

LATVIA

There are no country-specific provisions.

LITHUANIA

There are no country-specific provisions.

MEXICO

Terms and Conditions

Labor Law Policy and Acknowledgment. By accepting the Restricted Stock Units, Participant expressly recognizes that Align Technology, Inc., with registered offices at 2560 Orchard Parkway, San Jose, CA 95131, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is Aligntech de Mexico (“Align-Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Align-Mexico, and do not form part of the employment conditions and/or benefits provided by Align-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Plan Document Acknowledgment. By accepting the Restricted Stock Units, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. In addition, by accepting the Restricted Stock Units, Participant acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 10 of the Agreement (“Nature of the Grant.”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Affiliate is responsible for any decrease in the value of the Shares underlying the Restricted Stock Units.

Política de la Ley Laboral y Reconocimiento. Al aceptar las Unidades de Acciones Restringidas, Participante reconoce expresamente que Align Technology, Inc., with registered offices at 2560 Orchard Parkway, San Jose, CA 95131, U.S.A., es el único responsable de la administración del Plan y que participación de Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón de participante es Aligntech de Mexico (“Align-México”). Derivado de lo anterior, Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para Participante por su participación en el mismo, no establecen ningún derecho entre Participante e Align-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Align-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo de Participante.

Asimismo, Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación de Participante en cualquier momento, sin ninguna responsabilidad hacia Participante.

Finalmente Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.

Reconocimiento de Documentos del Plan. Al aceptar las Unidades de Acciones Restringidas, Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Acuerdo en su totalidad y entiende y acepta los términos del Plan y del Acuerdo. Adicionalmente, al aceptar las Unidades de Acciones Restringidas, Participante reconoce que ha leído y específica y expresamente aprueba los términos y condiciones del Sección 9 del Acuerdo (denominado "Naturaleza de la Concesión"), donde claramente se establece que (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discresional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni el Patrón ni su Afiliada es responsable por el decremento en el valor de las acciones de las Unidades de Acciones Restringidas.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Notifications

Securities Law Notification. Warning: This is an offer of rights to receive Shares underlying the Restricted Stock Units. Restricted Stock Units give Participant a potential stake in the ownership of the Company. Participant may receive a return if dividends are paid on the Shares issued pursuant to the vesting of the Restricted Stock Units.

If the Company runs into financial difficulties and is wound up, Participant will be paid only after all creditors and holders of preferred shares have been paid. Participant may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Participant may not be given all the information usually required. Participant will also have fewer legal protections for this investment.

Participant should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.

In addition, Participant is hereby notified that the documents listed below are available for review on the Company’s “Investors” website at http://investor.aligntech.com/:

(i)    a copy of the Company’s most recent annual report (i.e., Form 10-K);

(ii)     a copy of the Company’s most recent quarterly report (i.e., Form 10-Q); and

(iii)    a copy of the Company’s most recent published financial statements.

A copy of the above documents will be sent to Participant free of charge on written request to Stock Administration, Align Technology, Inc. 2820 Orchard Parkway, San Jose, CA. 95134

As noted above, Participant is advised to carefully read the materials provided before making a decision whether to participate in the Plan. Participant is also encouraged to contact his or her tax advisor for specific information concerning Participant’s personal tax situation with regard to Plan participation.

POLAND

Notifications

Foreign Asset/Account Reporting Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

Exchange Control Information. If Participant transfers funds in excess of EUR 15,000 into Poland, the funds must be transferred via a Polish bank account or financial institution. Participant is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.

PORTUGAL

Terms and Conditions

Consent to Receive Information in English. Participant hereby declares that Participant has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Por meio do presente, eu declaro expressamente que tem pleno conhecimento da língua inglesa e que li, compreendi e livremente aceitei e concordei com os termos e condições estabelecidas no Plano e no Acordo.

Notifications

Exchange Control Information. If Participant receives Shares, the acquisition of Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Poland, such bank or financial intermediary will submit the report on Participant’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, Participant is responsible for submitting the report to the Banco de Portugal.

RUSSIA

Terms and Conditions

U.S. Transaction. Acceptance of the grant of the Restricted Stock Units results in a contract between Participant and the Company completed in the United States and the Agreement is governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. Upon vesting of the Restricted Stock Units, any Shares to be issued to Participant shall be delivered to Participant through a brokerage account in the United States and in no event will such Shares be delivered to Participant in Russia. Participant acknowledges that he or she is not permitted to sell or otherwise transfer Shares directly to other individuals in Russia, nor is Participant permitted to bring any certificates representing the Shares into Russia (if such certificates are issued). Participant is permitted to sell Shares only on the Nasdaq stock exchange, on which the Shares are listed, and only through a U.S. broker.

Settlement of Restricted Stock Units and Sale of Shares. Depending on the development of local regulatory requirements, the Company reserves the right to force the immediate sale of any Shares to be issued upon vesting and settlement of the Restricted Stock Units. If applicable, Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon any such sale of the Shares, the proceeds, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with any applicable exchange control laws and regulations.

Data Privacy

The following provision supplements Section 12 of the Agreement:

Participant understands and agrees that he or she must complete and return a Consent to Processing of Personal Data (the “Consent”) form to the Company. Further, Participant understands and agrees that if Participant does not complete and return a Consent form to the Company, the Company will not be able to grant Restricted Stock Units to Participant or other awards or administer or maintain such awards. Therefore, Participant understands that refusing to complete a Consent form or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.

Notifications

Exchange Control Information. Participant is responsible for complying with any and all Russian foreign exchange requirements in connection with the Restricted Stock Units, any Shares acquired and funds remitted into Russia in connection with the Plan. This may include, in certain circumstances, reporting and repatriation requirements. Participant should contact his or her personal advisor regarding any such requirements resulting from participation in the Plan.

Securities Law Information. The grant of the Restricted Stock Units and the distribution of the Plan and all other materials Participant may receive regarding participation in the Plan do not constitute an offering or the advertising of securities in Russia. The issuance of Shares pursuant to the Plan has not and will not be registered in Russia and, therefore, the Shares may not be used for an offering or public circulation in Russia. In no event will Shares be delivered to Participant in Russia; all Shares acquired under the Plan will be maintained on Participant’s behalf in the United States.

Foreign Asset/Account Reporting Notification. Russian residents are also required to file reports of transactions in their foreign bank accounts on an annual basis with the Russian tax authorities. The tax authorities can require any supporting documents related to the transaction in a Russian resident's foreign bank account. Participant should consult with his or her personal tax advisor for additional information about these reporting obligations.

Labor Law Information. If Participant continues to hold Shares acquired at vesting of Restricted Stock Units after an involuntary termination of employment, Participant will not be eligible to receive unemployment benefits in Russia.

Anti-Corruption Legislation Information. Individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including Shares acquired under the Plan). Participant is strongly advised to consult with his or her personal legal advisor to determine whether the restriction applies to Participant.

SINGAPORE

Notifications

Securities Law Information. The grant of the Restricted Stock Units under the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Restricted Stock Units are subject to section 257 of the SFA and individuals should not sell, or offer for sale, Shares acquired at vesting, unless such sale or offer is made (a) after 6 months of the grant of the Restricted Stock Units; or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA, or pursuant to, and in accordance with the conditions of any other applicable provision(s) of the SFA.

Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer and any director, associate director and shadow director of a Singaporean Affiliate are subject to certain notification requirements under the Singapore Companies Act. These individuals must notify the Singaporean Affiliate in writing of an interest (e.g., the Restricted Stock Units, Shares, etc.) in the Company or any Affiliate within two (2) business days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when Shares acquired at vesting are sold), or (iii) becoming the Chief Executive Officer or a director, associate director or shadow director.

SLOVAKIA

There are no country-specific provisions.

SOUTH KOREA

Foreign Asset/Account Reporting Information. South Korean residents must declare all foreign accounts (i.e., non-South Korean bank accounts, brokerage accounts, etc.) to the South Korean tax authorities and file a report if the aggregate balance of such accounts exceeds a certain limit (currently KRW 1 billion or an equivalent amount in foreign currency) on any month-end date during the year. Participant should consult with his or her personal tax advisor to determine how to value Participant’s foreign accounts for purposes of this reporting requirement and whether Participant is required to file a report with respect to such accounts.

SPAIN

Terms and Conditions

No Entitlement for Claims or Compensation. The following provision supplements Section 10 of the Agreement:

By accepting the Restricted Stock Units, Participant consents to participation in the Plan and acknowledges that the he or she has received a copy of the Plan document.

Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be Service Providers throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Restricted Stock Units will not economically or otherwise bind the Company or any Parent or Affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units shall not become part of any employment or service contract (whether with the Company or any Parent or Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of Restricted Stock Units, which are gratuitous and discretionary, since the future value of the Restricted Stock Units and the underlying Shares is unknown and unpredictable.

In addition, Participant understands that this grant of Restricted Stock Units would not be made but for the assumptions and conditions set forth hereinabove; thus, Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Restricted Stock Units and any right to the underlying Shares shall be null and void.

Further, the vesting of the Restricted Stock Units is expressly conditioned on Participant’s continued and active rendering of service, such that if Participant’s status as a Service Provider is terminated for any reason whatsoever, the Restricted Stock Units may cease vesting immediately, in whole or in part, effective on the date of Participant’s termination as a Service Provider. This will be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause; (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates his or her relationship as a Service Provider due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates his or her relationship as a Service Provider due to a unilateral breach of contract by the Company or an Affiliate; or (5) Participant’s status as a Service Provider is terminated for any other reason whatsoever. Consequently, upon termination of Participant’s status as a Service Provider for any of the above reasons, Participant may automatically lose any rights to Restricted Stock Units that were not vested on the date of Participant’s termination as a Service Provider, as described in the Plan and the Agreement.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Restricted Stock Units. The Agreement (including this Appendix) has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Exchange Control Information. The acquisition, ownership and sale of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year and/or Shares acquired or disposed of during the prior year. However, if the value of Shares acquired or disposed of or the amount of the sale proceeds exceeds EUR 1,502,530 (or if Participant holds 10% or more of the share capital of the Company), the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, Participant will be required to declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to Participant by the Company) depending on the amount of the transactions during the relevant year or the balances in such accounts as of December 31 of the relevant year.

Foreign Asset/Account Reporting Information. If Participant holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of EUR 50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, Participant is required to report certain information regarding such rights and assets on tax form 720. After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than EUR 20,000. The reporting must be completed by the following March 31.

SWITZERLAND

Notifications

Securities Law Information. The grant of the Restricted Stock Units under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this document nor any other material related to the Restricted Stock Units constitutes a prospectus as such term is understood pursuant to Article 652a of the Swiss Code of Obligations, and neither this document nor any other materials related to the Restricted Stock Units may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing materials relating to the Restricted Stock Units have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

TAIWAN

Notifications

Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and its Affiliates and/or Subsidiaries. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.

Exchange Control Information. Participant may acquire and remit foreign currency (including proceeds from the sale of Shares or the receipt of dividends) into and out of Taiwan up to USD 5,000,000 per year. If the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is USD 500,000 or more in a single transaction, Participant may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Participant should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. If the proceeds from the sale of Shares or the receipt of dividends paid on such Shares are equal to or greater than USD 50,000 in a single transaction, Thai residents must repatriate all cash proceeds to Thailand immediately following the receipt of the cash proceeds and then either convert such proceeds to Thai Baht or deposit the proceeds into a foreign currency account opened with a commercial bank in Thailand within 360 days of repatriation. In addition, Thai residents must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If Participant fails to comply with these obligations, Participant may be subject to penalties assessed by the Bank of Thailand. Participant should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. Participant is responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

Notifications

Securities Law Information. The sale of Shares acquired under the Plan is not permitted within Turkey. The sale of Shares acquired under the Plan must take place outside of Turkey.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Plan is only being offered to qualified employees and is in the nature of providing equity incentives to employees of the Company’s Affiliate in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Participant should conduct his or her own due diligence on the Restricted Stock Units offered pursuant to the Agreement. If Participant does not understand the contents of the Plan or the Agreement, he or she should consult an authorized financial adviser. The Emirates Securities and Commodities Authority and the Dubai Financial Services Authority have no responsibility for reviewing or verifying any documents in connection with the Plan. Further, the Ministry of the Economy and the Dubai Department of Economic Development have not approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

For Service Providers who are Employees, the following additional terms and conditions apply to the Agreement. These terms and conditions do not apply if Participant is a Consultant who is self-employed.

Terms & Conditions

Tax Acknowledgment. The following provisions supplement Section 7 in the Agreement:

Without limitation to the information regarding Tax-Related Items in the Agreement, Participant agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, or if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and/or the Employer for all Tax-Related Items that they are required to pay, or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf and authorizes the Company and/or the Employer to recover such amounts by any means referred to in the Agreement.

Notwithstanding the foregoing, if Participant is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), Participant understands that he or she may not be able to indemnify the Company for the amount of Tax-Related Items not collected from or paid by Participant, if the indemnification could be considered to be a loan. In this case, Tax-Related Items not collected or paid may constitute a benefit to Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable. Participant acknowledges that he or she ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer (as appropriate) the amount of any NICs due on this additional benefit which the Company and/or the Employer may also recover from Participant at anytime thereafter by any of the means referred to in this Agreement.